SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 12, 2004

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware	1-11011	86-0695381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona	85251-7623
(Address of Principal Executive Offices)	(Zip Code)

(480) 636-4800

(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

On April 12, 2004, The FINOVA Group Inc. (“FINOVA”) publicly released the foregoing letter to Shareholders and Note Holders through its annual report to Shareholders:

April 7, 2004

To Our Shareholders and Note Holders

Given the constraints on our Company, 2003 was a year in which we met our goals. We continued to make significant progress in the orderly collection and liquidation of our asset portfolio. We collected about $1.8 billion of cash, reducing the size of the portfolio by over 50%. We used that cash to reduce FINOVA’s debt and pay our operating costs and interest expenses. In fact, FINOVA fully repaid the loan from Berkadia LLC in February 2004, two and a half years before its maturity in August 2006.

Now that the Berkadia loan is repaid, that leaves FINOVA with about $3 billion in debt owed to the Senior Note holders, but assets well below that amount. Using year-end numbers, we had senior debt of over $3.5 billion (including $525 million owed to Berkadia) and total assets of $2.3 billion (cash of $800 million and net financial assets of about $1.5 billion), resulting in a shortfall of assets to senior debt of approximately $1.2 billion. That is a huge and impossible hole to fill. With remaining net financial assets of only $1.5 billion, we would have to liquidate those assets substantially in excess of their carrying values to generate sufficient funds to fully repay the Senior Notes, even if there were no additional operating expenses. FINOVA reduced the size of the hole in 2003, generating net income of $256 million. Absent a miracle, however, we do not have sufficient assets, nor the right kind and quality of assets, to enable us to eliminate the shortfall.

Picking the Flowers/Watering the Weeds

One of our largest shareholders insightfully characterized FINOVA’s operations in the fall of 2001 as “picking the flowers and watering the weeds.” His words continue to ring true, as we have sold many of our more marketable assets. FINOVA is now left with a greater percentage of less attractive assets and a much smaller asset pool. We anticipate being able to collect on some assets in excess of their carrying values, but the large recoveries and income achieved in 2003 will be virtually impossible to duplicate.

Remember that we are restricted from doing new business by the Indenture governing our Senior Notes, with very few exceptions. The holders of those Notes now hold the senior security interest in virtually all of our assets, restricting our ability to obtain other financing. Thus, we do not anticipate being able to grow our way out of the deficit.

Remaining Assets

Our portfolio consists of four principal groups of assets – resort, specialty real estate, transportation and all other portfolios. The resort portfolio ($526 million year-end carrying value) is expected to experience substantial run off due to scheduled maturities and anticipated prepayments during 2004. Moreover, the resort portfolio is generally recorded at higher carrying values relative to contractual amounts due. Thus, the ability of this portfolio to generate substantial returns in excess of its carrying value is more limited than in the past.

The specialty real estate portfolio ($331 million year-end carrying value) may take somewhat longer to liquidate. The Company has classified the real estate leveraged lease portfolio as held for sale. The specialty real estate portfolio is also recorded at fairly high carrying values, so it bears a similar limitation on generating substantial excess returns.

The portfolio other than resort, specialty real estate and transportation ($500 million year-end carrying value) consists mainly of the various loans, leases and investments generated by our other lines of business that for one reason or another have not been sold or collected. This portfolio is generally more work intensive to liquidate, and a substantial portion of it is impaired. Many of the borrowers have missed payments, including final maturity dates, or are otherwise in default. We have been in difficult workouts for several years on many of these transactions, and we anticipate that some of those efforts will begin coming to fruition. As a result, we anticipate a significant runoff within this portfolio during 2004. Because this portfolio has been marked down more heavily, a greater potential exists for recoveries above current carrying values. Those recoveries may occur sporadically and not in sufficient degree to eliminate the deficit.

That leaves us with our transportation portfolio ($449 million year-end carrying value). As discussed more fully in the attached annual report, many of those assets are older-vintage aircraft, which often have outdated equipment and lower fuel efficiency, and consequently are not favored by commercial airlines. We currently market our aircraft, either in whole or in parts to carriers and repair facilities throughout the world. The potential for substantial recoveries on those assets continues to be hampered by the prolonged downturn in that industry. A market for many of those aircraft may never return, but our best hope for recoveries is to patiently work on those assets and wait for opportune moments to sell or lease them. Nevertheless, we do not see the potential in the transportation, or any other of our portfolios, to eliminate our deficit.

If we are successful in largely reducing the portfolio of financing transactions this year, our remaining portfolio will end up highly concentrated in our transportation assets, or “weeds with wings.”

Where Do We Go From Here?

Paying off the Berkadia loan enables us to begin repaying our Note holders earlier than anticipated — in May 2004, if excess cash is available. As permitted, we will retain sufficient cash to fund operating expenses and certain other items such as interest payments and existing customer commitments. The remainder, or “excess cash,” will go to satisfy principal obligations to our Note holders.

We manage FINOVA’s operations to maximize the return to Note holders, who now hold the senior secured interest in our assets. Profitability is secondary to our efforts to maximize the return to the Note holders, although it helps us measure whether we are keeping expenses under control. One of our many challenges is to continue to reduce our operating expenses at a pace faster than the reduction in cash flows generated from the portfolio, and to do so without eliminating the personnel we need to carry out our orderly liquidation.

While the Indenture governing our Senior Notes contemplates that we will make payments to our shareholders when we repay the Senior Notes, those distributions are prohibited due to our present financial condition. Shareholders should not expect any payments or return on their common stock.

Note holders and others have contacted us over the past few months to inquire whether FINOVA intends to propose a restructuring plan. The Board is willing to consider legitimate proposals presented by Note holders or others, but is not currently formulating a plan. A restructuring could eliminate the stock ownership in FINOVA held by current shareholders.

Many obstacles exist to creation of a viable restructuring plan. A restructuring presumes a sensible business plan emerging from that process. The current environment includes a plethora of lenders seeking to fund transactions at rates we consider to be imprudent. We believe it would be difficult in these circumstances to develop a business model that can produce returns to the creditors and/or new investors greater than that expected from the present course. Absent that, or a substantial new investment in FINOVA, we imagine it would be difficult to obtain the requisite approval to restructure the present debt obligations. The task becomes more difficult as the portfolio continues to shrink.

Some investors have speculated that additional value could be realized from FINOVA’s net operating loss carryforwards, in that the NOL could be used to offset taxable income. We caution investors to carefully evaluate applicable tax regulations, which restrict the ability to transfer or use NOLs in a variety of circumstances. Our financial statements do not anticipate using the NOLs for those and other reasons.

Thanks to Our Employees

We want to again express our sincere appreciation and gratitude to the dedicated employees of FINOVA, who continue to perform admirably, despite the difficult circumstances associated with working for a liquidating company. Their experience, knowledge and commitment have helped us achieve the excellent results thus far in our efforts to maximize realization from the portfolio. We are convinced that the Note holders are directly benefiting from their professionalism, ingenuity and innovative ways of creating value from our portfolio.

/s/ Ian M. Cumming	/s/ Joseph S. Steinberg
Ian M. Cumming	Joseph S. Steinberg
Chairman	President

/s/ Thomas E. Mara	/s/ Glenn E. Gray
Thomas E. Mara	Glenn E. Gray
Chief Executive Officer	Chief Operating Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.

Date: April 12, 2004	By:	/s/ Richard Lieberman
Richard Lieberman
Senior Vice President
General Counsel & Secretary